Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

FIRST QUARTER FINANCIAL RESULTS AND REVISED 2025 OUTLOOK

•
First Quarter Revenue was $559.2 million, a 14.0% increase over the prior year period
o
Gross margin increased 25.9% to $183.6 million compared to Q1 2024
•
First Quarter Net income was $5.2 million compared to net loss of $11.2 million for the comparable prior year period
o
Adjusted Net income was $21.4 million, an increase of $27.1 million compared to Q1 2024
•
Adjusted EBITDA for Q1 2025 was $67.4 million, a 93.1% increase as compared to Q1 2024
•
Revised Full Year 2025 Revenue guidance greater than $2.15 billion, updated from a range of $2.10 - $2.12 billion
o
Revised Full Year 2025 Adjusted EBITDA guidance greater than $207 million, updated from a range of $190 - $194 million

Atlanta, Georgia (May 8, 2025) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three-month period March 29, 2025.

Jeff Shaner, Chief Executive Officer, commented, “Our first quarter results reflect the continued positive momentum in all three operating divisions as we enter the third year of our Strategic Transformation. The quarter was highlighted by revenue and adjusted EBITDA growth of 14.0% and 93.1%, respectively, when compared to the prior year period. We continue to build upon and advocate for our government and payor partnerships that support our core volume growth and exceptional clinical outcomes. Our national platform delivers cost effective and high-quality home care that provides significant value to our payor and government partners. Looking ahead, 2025 is shaping up to be a great year for Aveanna, and our refreshed guidance demonstrates the positive outlook we have on our business.”

Three-Month Period Ended March 29, 2025 and March 30, 2024

Revenue was $559.2 million for the three-month period ended March 29, 2025, as compared to $490.7 million for the three-month period ended March 30, 2024, an increase of $68.6 million, or 14.0%. The overall increase in revenue was attributable to a $65.0 million increase in PDS segment revenue, a $2.1 million increase in HHH segment revenue, and a $1.5 million increase in MS segment revenue over the comparable period.

Gross margin was $183.6 million, or 32.8% of revenue, for the three-month period ended March 29, 2025, as compared to $145.9 million, or 29.7% of revenue, for the three-month period ended March 30, 2024, an increase of $37.7 million, or 25.9%.

Net income was $5.2 million for the three-month period ended March 29, 2025, as compared to net loss of $11.2 million for the three-month period ended March 30, 2024. Net income per diluted share was $0.03 for the three-month period ended March 29, 2025, as compared to net loss per diluted share of $(0.06) for the three-month period ended March 30, 2024. Adjusted net income per diluted share was $0.10 for the three-month period ended March 29, 2025, as compared to adjusted net loss per diluted share of $(0.03) for the three-month period ended March 30, 2024. See "Non-GAAP Financial Measures - Adjusted net income (loss) and Adjusted net income (loss) per diluted share" below.

Adjusted EBITDA was $67.4 million, or 12.0% of revenue, for the three-month period ended March 29, 2025, as compared to $34.9 million, or 7.1% of revenue, for the three-month period ended March 30, 2024, an increase of $32.5 million or 93.1%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Liquidity, Cash Flow, and Debt

•
As of March 29, 2025, we had cash of $71.5 million and incremental borrowing capacity of $56.2 million under our securitization facility. Our revolver was undrawn, with approximately $138.0 million of borrowing capacity and approximately $32.3 million of outstanding letters of credit.
•
2025 net cash used in operating activities was $8.6 million. Free cash flow was $(12.9) million for 2025. See “Non-GAAP Financial Measures - Free cash flow” below.
•
As of March 29, 2025 we had bank debt of $1,472.0 million. Our interest rate exposure under our credit facilities is currently hedged with the following instruments:
o
$520.0 million notional amount of interest rate swaps that convert variable rate debt to a fixed rate, and
o
$880.0 million notional amount of interest rate caps that cap our exposure to SOFR at 2.96%.

Matt Buckhalter, Chief Financial Officer, commented “We delivered exceptional first-quarter results, with revenue and Adjusted EBITDA growing 14.0% and 93.1%, respectively, compared to the prior year. While the quarter included some non-recurring items, our performance reflects the strength and potential of Aveanna. These results were driven by strategic cost reductions, the continued success of our preferred payor strategy, and improved reimbursement rates through our Government Affairs efforts. They also highlight the outstanding efforts of our clinicians, associates, and leaders, as well as the strong partnerships we’ve built with government and payor stakeholders. We are pleased to raise our full-year 2025 guidance to revenue of greater than $2.15 billion and Adjusted EBITDA of greater than $207 million.”

Full Year 2025 Guidance

The following is our guidance reflecting our updated expectations for revenue and Adjusted EBITDA for the full fiscal year 2025 (year ending January 3, 2026):

•
Revenue of greater than $2.15 billion, updated from a range of $2.10 - $2.12 billion

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

•
Adjusted EBITDA of greater than $207 million, updated from a range of $190 - $194 million

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted net income or loss, Adjusted net income or loss per diluted share, and Free cash flow. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in the financial tables below.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income or loss. Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income or loss before interest expense, net; income tax expense or benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation and associated employer payroll taxes; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as gross margin and gross margin percentage. Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as gross margin less branch and regional administrative expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

Field contribution and Field contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to gross margin, gross margin percentage, net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

Management believes Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether or not our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted net income (loss) and Adjusted net income (loss) per diluted share

Adjusted net income (loss) represents net income (loss) as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, loss on extinguishment of debt, interest rate derivatives, acquisition-related costs, integration costs, legal costs, restructuring costs, other legal matters, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income (loss) includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income (loss).

Adjusted net income (loss) per diluted share represents adjusted net income (loss) on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income (loss) per share, diluted.

Adjusted net income (loss) and adjusted net income (loss) per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Free cash flow

Free cash flow is a liquidity measure that represents operating cash flow, adjusted for the impact of purchases of property, equipment and software, principal payments on term loans, notes payable and financing leases, and settlements with swap counterparties. The most comparable GAAP measure is cash flow from operations.

We believe free cash flow is helpful in highlighting the cash generated or used by the Company, after taking into consideration mandatory payments on term loans, notes payable and financing leases, as well as cash needed for non-acquisition related capital expenditures, and cash paid to or received from derivative counterparties.

Conference Call

Aveanna will host a conference call on Thursday, May 8, 2025, at 10:00 a.m. Eastern Time to discuss our fourth quarter results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until May 15, 2025, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13752435. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “would,” “predict,” “project,” “potential,” “continue,” “could,” “design,” “guidance,” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as our ability to successfully execute our growth strategy, including through organic growth and the completion of acquisitions, effective integration of the companies we acquire, unexpected costs of acquisitions and dispositions, the possibility that expected cost synergies may not materialize as expected, the failure of Aveanna or the companies we acquire to perform as expected, estimation inaccuracies in revenue recognition, our ability to drive margin leverage through lower costs, unexpected increases in SG&A and other expenses, changes in reimbursement, changes in government regulations, changes in Aveanna’s relationships with referral sources, increased competition for Aveanna’s services or wage inflation, the failure to retain or attract employees, changes in the interpretation of government regulations or discretionary determinations made by government officials, uncertainties regarding the outcome of rate discussions with managed care organizations and our ability to effectively collect our cash from these organizations, changes in the case-mix of our patients, as well as the payor mix and payment methodologies, legal proceedings, claims or governmental inquiries, our ability to effectively collect and submit data required under Electronic Visit Verification regulations, our ability to comply with the terms and conditions of the CMS Review Choice Demonstration program, our ability to effectively implement and transition to new electronic medical record systems or billing and collection systems, a failure to maintain the security and functionality of our information systems or to defend against or otherwise prevent a cybersecurity attack or breach, changes in tax rates, our substantial indebtedness, the impact of adverse weather, the impact to our business operations, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2024 fiscal year filed with the Securities and Exchange Commission on March 13, 2025, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 34 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	For the three-month periods ended
(dollars in thousands)	March 29, 2025	March 30, 2024
Net cash used in operating activities	$(8,632)	$(11,972)
Net cash used in investing activities	$(2,348)	$(1,308)
Net cash (used in) provided by financing activities	$(1,814)	$11,945
Cash and cash equivalents at beginning of period	$84,288	$43,942
Cash and cash equivalents at end of period	$71,494	$42,607

The following table presents our long-term indebtedness as of March 29, 2025:

(dollars in thousands)
Instrument	Interest Rate	March 29, 2025
2021 Extended Term Loan (1)	S + 3.75%	$888,250
Second Lien Term Loan (1)	S + 7.00%	415,000
Revolving Credit Facility (1)	S + 3.75%	-
Securitization Facility	S + 3.15%	168,750
Total indebtedness		$1,472,000
(1) S = Greater of 0.50% or one-month SOFR, plus a CSA

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated (amounts in thousands, except per share data):

	For the three-month periods ended
	March 29, 2025	March 30, 2024
Revenue	$559,224	$490,653
Cost of revenue, excluding depreciation and amortization	375,666	344,799
Branch and regional administrative expenses	91,387	87,914
Corporate expenses	37,505	29,842
Depreciation and amortization	2,594	2,912
Acquisition-related costs	106	-
Other operating expense	165	2,320
Operating income	51,801	22,866
Interest income	132	102
Interest expense	(36,335)	(39,647)
Other (expense) income	(5,450)	18,169
Income before income taxes	10,148	1,490
Income tax expense	(4,955)	(12,662)
Net income (loss)	$5,193	$(11,172)
Net income (loss) per share:
Net income (loss) per share, basic	$0.03	$(0.06)
Weighted average shares of common stock outstanding, basic	194,671	192,241
Net income (loss) per share, diluted	$0.03	$(0.06)
Weighted average shares of common stock outstanding, diluted	206,238	192,241

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the periods indicated:

	For the three-month periods ended
(dollars in thousands)	March 29, 2025	March 30, 2024	Change	% Change
Revenue	$559,224	$490,653	$68,571	14.0%
Cost of revenue, excluding depreciation and amortization	375,666	344,799	30,867	9.0%
Gross margin	$183,558	$145,854	$37,704	25.9%
Gross margin percentage	32.8%	29.7%
Branch and regional administrative expenses	91,387	87,914	3,473	4.0%
Field contribution	$92,171	$57,940	$34,231	59.1%
Field contribution margin	16.5%	11.8%
Corporate expenses	$37,505	$29,842	$7,663	25.7%
As a percentage of revenue	6.7%	6.1%
Operating income	$51,801	$22,866	$28,935	126.5%
As a percentage of revenue	9.3%	4.7%

The following tables summarize our key performance measures by segment for the periods indicated:

	PDS
	For the three-month periods ended
(dollars and hours in thousands)	March 29, 2025	March 30, 2024	Change	% Change
Revenue	$459,998	$395,009	$64,989	16.5%
Cost of revenue, excluding depreciation and amortization	325,313	294,874	30,439	10.3%
Gross margin	$134,685	$100,135	$34,550	34.5%
Gross margin percentage	29.3%	25.4%		3.9%	(4)
Hours	10,887	10,264	623	6.1%
Revenue rate	$42.25	$38.48	$3.77	10.4%	(1)
Cost of revenue rate	$29.88	$28.73	$1.15	4.2%	(2)
Spread rate	$12.37	$9.75	$2.62	28.4%	(3)

	HHH
	For the three-month periods ended
(dollars and admissions/episodes in thousands)	March 29, 2025	March 30, 2024	Change	% Change
Revenue	$56,733	$54,613	$2,120	3.9%
Cost of revenue, excluding depreciation and amortization	25,993	25,639	354	1.4%
Gross margin	$30,740	$28,974	$1,766	6.1%
Gross margin percentage	54.2%	53.1%		1.1%	(4)
Home health total admissions (5)	9.7	10.1	(0.4)	-4.0%
Home health episodic admissions (6)	7.5	7.6	(0.1)	-1.3%
Home health total episodes (7)	12.1	12.1	-	0.0%
Home health episodic mix (8)	77.3%	75.2%		2.1%
Home health revenue per completed episode (9)	$3,128	$3,064	$64	2.1%

	MS
	For the three-month periods ended
(dollars and UPS in thousands)	March 29, 2025	March 30, 2024	Change	% Change
Revenue	$42,493	$41,031	$1,462	3.6%
Cost of revenue, excluding depreciation and amortization	24,360	24,286	74	0.3%
Gross margin	$18,133	$16,745	$1,388	8.3%
Gross margin percentage	42.7%	40.8%		1.9%	(4)
Unique patients served (“UPS”)	89	92	(3)	-3.3%
Revenue rate	$477.45	$445.99	$31.46	6.9%	(1)
Cost of revenue rate	$273.71	$263.98	$9.73	3.6%	(2)
Spread rate	$203.74	$182.01	$21.73	11.6%	(3)

1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and other admissions.
6)
Represents home health episodic admissions.
7)
Represents episodic admissions and recertifications.
8)
Represents the ratio of home health episodic admissions to home health total admissions.
9)
Represents Medicare revenue per completed episode.

The following table reconciles gross margin and gross margin percentage to Field contribution and Field contribution margin:

	For the three-month periods ended
(dollars in thousands)	March 29, 2025	March 30, 2024
Gross margin	$183,558	$145,854
Branch and regional administrative expenses	91,387	87,914
Field contribution	$92,171	$57,940
Revenue	$559,224	$490,653
Field contribution margin	16.5%	11.8%

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA:

	For the three-month periods ended
(dollars in thousands)	March 29, 2025	March 30, 2024
Net income (loss)	$5,193	$(11,172)
Interest expense, net	36,203	39,545
Income tax expense	4,955	12,662
Depreciation and amortization	2,594	2,912
EBITDA	48,945	43,947
Goodwill, intangible and other long-lived asset impairment	167	2,320
Non-cash share-based compensation	10,996	4,081
Interest rate derivatives (1)	5,595	(17,918)
Acquisition-related costs (2)	107	-
Integration costs (3)	274	299
Legal costs and settlements associated with acquisition matters (4)	1,039	402
Restructuring (5)	336	1,470
Other legal matters (6)	76	1,095
Other adjustments (7)	(181)	(813)
Total adjustments	$18,409	$(9,064)
Adjusted EBITDA	$67,354	$34,883

The following table reconciles net income (loss) to adjusted net income (loss) and presents adjusted net income (loss) per diluted share:

	For the three-month periods ended
(dollars in thousands, except share and per share data)	March 29, 2025	March 30, 2024
Net income (loss)	$5,193	$(11,172)
Income tax expense	4,955	12,662
Goodwill, intangible and other long-lived asset impairment	167	2,320
Non-cash share-based compensation	10,996	4,081
Interest rate derivatives (1)	5,595	(17,918)
Acquisition-related costs (2)	107	-
Integration costs (3)	274	299
Legal costs and settlements associated with acquisition matters (4)	1,039	402
Restructuring (5)	336	1,470
Other legal matters (6)	76	1,095
Other adjustments (7)	(181)	(813)
Total adjustments	23,364	3,598
Adjusted pre-tax income (loss)	28,557	(7,574)
Income tax (expense) benefit on adjusted pre-tax income (loss) (8)	(7,139)	1,894
Adjusted net income (loss)	$21,418	$(5,680)
Weighted average shares outstanding, diluted	206,238	192,241
Adjusted net income (loss) per diluted share (9)	$0.10	$(0.03)

The following footnotes are applicable to tables above that reconcile (i) net income (loss) to EBITDA and Adjusted EBITDA and (ii) net income (loss) to adjusted net income (loss).

1)
Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net. Such items are included in other (expense) income.
2)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations.
3)
Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of $0.2 million for the three-month period ended March 29, 2025, and $0.3 million for the three-month period ended March 30, 2024; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $0.0 million for the three-month period ended March 29, 2025 and $0.0 million for the three-month period ended March 30, 2024. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
4)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes costs of $0.9 million for the three-month period ended March 29, 2025, and $0.4 million for the three-month period ended March 30, 2024, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.
5)
Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs in order to appropriately size our resources to current volumes, including: (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations. Restructuring costs also include compensation, severance and related benefits costs associated with an executive transition plan initiated in the first quarter of 2024.
6)
Represents activity related to accrued legal settlements and the related costs and expenses associated with certain judgments and arbitration awards rendered against the Company where certain insurance coverage is in dispute.
7)
Represents other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $(0.2) million for the three-month period ended March 29, 2025 and $(0.8) million for the three-month period ended March 30, 2024.
8)
Derived utilizing a combined statutory rate of 25% for the three-month periods ended March 29, 2025, and March 30, 2024, respectively, and applied to the respective adjusted pre-tax loss.
9)
Adjustments used to reconcile net income (loss) per diluted share on a GAAP basis to adjusted net income (loss) per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net income (loss) to adjusted net income (loss) divided by the weighted-average diluted shares outstanding during the period.

The following table reconciles net income (loss) to adjusted net income (loss) and presents adjusted net income (loss) per diluted share:

	For the three-month periods ended
	March 29, 2025		March 30, 2024
(dollars in thousands)	Dollars	Per Diluted Share	Dollars	Per Diluted Share
Net income (loss)	$5,193	$0.03	$(11,172)	$(0.06)
Total adjustments (1)	23,364	0.11	3,598	0.02
Income tax (expense) benefit on adjusted pre-tax income (loss)	(7,139)	(0.04)	1,894	0.01
Adjusted net income (loss)	$21,418	$0.10	$(5,680)	$(0.03)

1) Total adjustments agrees to the net income (loss) to adjusted net income (loss) table above.

The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated.

	For the three-month periods ended
(dollars in thousands)	March 29, 2025	March 30, 2024
Cost of revenue, excluding depreciation and amortization	$299	$95
Branch and regional administrative expenses	3,279	1,312
Corporate expenses	9,109	5,378
Acquisition-related costs	107	-
Other operating expense	(63)	2,320
Other (expense) income	5,678	(18,169)
Total adjustments	$18,409	$(9,064)

The following table reconciles the net cash used in operating activities to free cash flow:

For the three-month period ended
(dollars in thousands)	March 29, 2025
Net cash used in operating activities	$(8,632)
Purchases of property and equipment, and software	(2,348)
Principal payments of term loans	(2,300)
Principal payments of notes payable and financing lease obligations	(2,763)
Settlements with swap counterparties	3,135
Free cash flow	$(12,908)